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                                                                  Exhibit (h)(4)

                       IN THE UNITED STATES DISTRICT COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


PUBLICIS COMMUNICATION,                     )
                                            )
                           Plaintiff,       )
                                            )
                 v.                         )     Civil No. 97 C 8263
                                            )     Judge Joan B. Gottschall
TRUE NORTH COMMUNICATIONS INC.,             )
BRUCE MASON, STEPHEN T. VEHSLAGE,           )
GREGORY W. BLAINE, LAUREL CUTLER,           )
J. BRENDAN RYAN, RICHARD S.                 )
BRADDOCK, MICHAEL P. MURPHY,                )
RICHARD P. MAYER, and BOZELL,               )
JACOBS, KENYON & ECKHARDT, INC.             )
                                            )
                           Defendants.      )
--------------------------------------------)
TRUE NORTH COMMUNICATIONS INC., a           )
Delaware corporation,                       )
                                            )
               Counterclaim-Plaintiff,      )
                                            )
                  v.                        )
                                            )
PUBLICIS COMMUNICATION, a                   )
French corporation, PUBLICIS S.A., a        )
French corporation, and MAURICE LEVY,       )
a French citizen,                           )
                                            )
              Counterclaim-Defendants       )


                            COUNTERCLAIM PLAINTIFF'S
                             EMERGENCY MOTION FOR A
                           TEMPORARY RESTRAINING ORDER

         Counterclaim-Plaintiff True North Communications Inc. ("True North"), by its attorneys, hereby moves this Court, pursuant to Fed R. Civ. P. 65(b), for a temporary restraining order against Counterclaim-Defendants Publicis Communication, Publicis S.A. and Maurice Levy (collectively, the "Publicis Parties").



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         1. Enjoining the Publicis Parties from engaging in any conduct that is not in support of the Bozell merger (other than committing to vote for such transaction), including engaging in any unsolicited tender offer that is conditioned upon the termination of the Bozell Agreement.

         2. Enjoining the Publicis Parties from soliciting any True North shareholders to vote against the Bozell merger.

         In support of this motion, True North respectfully refers the Court to its Verified Counterclaim, the Affidavit of Theodore J. Theophilos submitted herewith and the accompanying Memorandum of Law.

Dated: December 5, 1997

                              /s/ Walter C. Carlson
                              -------------------------------------
                              One of the Attorneys for Counterclaim-
                              Plaintiff, True North Communications, Inc.

                              Robert D. McLean
                              Walter C. Carlson
                              Richard B. Kapnick
                              Bruce M. Zessar
                              James W. Ducayet

                              SIDLEY & AUSTIN
                              One First National Plaza
                              Chicago, Illinois  60603
                              (312) 853-7000
Of Counsel:

Kenneth J. Nachbar
MORRIS, NICHOLS, ARSHT & TUNNELL
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware  19899
(302) 658-9200


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